Exhibit 10.21

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of March 1, 2011 by and between GWEN BINDER-SCHOLL (the “Employee”) and ADAPTIMMUNE LLC, Delaware limited liability company (the “Company”; each of the Company and the Employee are referred to herein as “Party and collectively as the “Parties”), a solely owned subsidiary of ADAPTIMMUNE LIMITED.

WHEREAS, the Company desires to employ the Employee, and the Employee desires to accept employment with the Company, upon the terms and subject to the conditions hereinafter set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, intending to be legally bound, the Parties hereto hereby agree as follows:

Section 1.                                          Employment. The Company hereby agrees to employ the Employee as Vice President of Operations, Adaptimmune LLC, and the Employee hereby accepts such employment by the Company, upon the terms and subject to the conditions hereinafter set forth.

Section 2.                                          Term. The term of this Agreement shall commence on March 1, 2011 (the “Effective Date”) The Employee is employed on an “at will” basis. The terms of employment shall continue unless terminated by the Employee or the Company. The term of this Agreement shall begin as of the Effective Date and shall continue in full force and effect until termination of this Agreement by either party upon thirty (30) days prior written notice, which termination may be effected by either party at any time with or without Cause (as defined below); provided, that the Company may terminate this Agreement immediately for Cause. The period of time during which the Employee is employed hereunder is referred to as the “Term.”

Section 3.                                          Duties. The Employee shall perform such duties and services as are appropriate and commensurate with the Employee’s position and as are assigned to her from time to time by the Company (the “Services”). The Employee shall report to the Chief Operating Officer (“COO”) of ADAPTIMMUNE LIMITED or her designee. The Employee shall perform her duties principally based in the Company’s principal executive offices located within the University City Science Center in Philadelphia, Pennsylvania.

Section 4.                                          Time to be Devoted to Employment.

(a)                                           The Employee agrees that, during the Term of this Agreement, she will: (i) devote her full and exclusive working time to the business of the Company; (ii) diligently and faithfully commit her best efforts, skills and abilities to the business of the Company and the promotion of the interests of the Company; and (iii) perform, in a competent and professional manner, her duties and responsibilities under this Agreement.

(b)                                           The Employee agrees that she shall not, during the Term, engage in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, unless the Employee obtains prior approval from the COO or ADAPTIMMUNE LIMITED’S Chief Executive Officer (“CEO”). However, nothing in this Agreement shall preclude the Employee from devoting nominal time during business hours to:

(i) personal matters and investments; and (ii) professional, educational, philanthropic, public interest, or civic activities, provided that such activities do not interfere with the Employee’s regular performance of her duties and responsibilities hereunder and are approved in advance by the COO or the CEO.

Section 5.                                          Compensation and Related Matters.

(a)                                           Base Salary. The Company shall pay the Employee an annual salary of $115,000 (the “Base Salary”), which Base Salary shall be paid to the Employee in accordance with the Company’s regular payroll practices and shall be subject to applicable withholdings as required by law. During the Term, such Base Salary shall be reviewed periodically by the COO, the CEO and the Board of Directors of the Company (the “Board”) at their convenience, but no less frequently than annually. In connection with such review, the COO, the CEO and the Board, in their sole discretion, may increase the Base Salary, and once the Base Salary is so increased, it may not thereafter be decreased below the original Base Salary of $115,000 set forth herein without the Employee’s written consent. The Base Salary as so increased shall then constitute the “Base Salary” for purposes of this Agreement.

(b)                                           Equity. During the Term, subject to the Employee’s continued employment hereunder, the Employee shall be entitled to participate in the equity plans sponsored or maintained by the Company and its affiliates from time to time, in accordance with the terms of any such plan, as and if determined by the Board or the Compensation Committee of the Board in their sole discretion. The grant or issuance of any equity award is subject to obtaining the necessary Board and other approvals, as determined by the Company in its sole discretion, and will be governed by the terms and conditions of any applicable granting documents or agreements.

(c)                                            Benefits. The Employee shall, during the Term, be permitted to participate in such medical, dental and other employee benefit plans of the Company as set forth on Schedule A hereto that generally are maintained for other senior-level employees of the Company in the United States. The scope and availability of the benefits described herein shall be governed by the terms of the respective plan documents.

(d)                                           Vacation and Holidays; Illness and Disability. The Employee shall be entitled to take up to twenty-four (24) days of paid vacation per calendar year, which vacation days shall accrue upon the first day of the year. Upon termination of employment, the Employee will be paid for any accrued but unused vacation days. Further, the Employee shall not be permitted to carry over into a subsequent calendar year any unused vacation days from the previous calendar year. In addition, the Employee shall be eligible for up to 5 paid sick days per calendar year, paid at the employee’s regular base rate of pay, for illness, injury or medical appointments. The company reserves the right to require employee to provide a doctor’s note to support such absences. Except in the event of an emergency, employee is expected to provide 24 hours notice of the need to use a paid sick day. Sick days may not be used to extend a holiday or vacation. Sick days do not carry over from year to year and are not paid out on termination.

(e)                                            Other Expenses. The Company will reimburse the Employee for reasonable expenses relating to the Employee’s purchase of a blackberry/cell phone, and any monthly fees/charges associated therewith. In addition, the Company shall reimburse, in accordance with ADAPTIMMUNE LMITED’s applicable guidelines and policies, all reasonable and necessary traveling and other business expenses incurred by the Employee for or on behalf of the Company in the performance of her duties hereunder upon presentation by the Employee to the Company of appropriate receipts and documentation and otherwise in accordance with the ADAPTIMMUNE LIMITED’s standard policies

Section 6.                                          Termination of Agreement.

(a)                                           Disability. If the Employee becomes permanently disabled, this Agreement shall terminate effective when the Disability is deemed to become permanent. The term “Disability” shall mean any physical or mental illness or incapacity of the Employee that renders the Employee unable or incompetent to carry out the essential functions of her duties under this Agreement for a period of either: (i) one hundred twenty (120) or more consecutive days from the first date of the Employee’s absence due to a disability; or (ii) one hundred eighty (180) days during any three hundred sixty-five day period. The Disability of the Employee shall be determined by the Company, in consultation with a medical doctor selected by it. To assist the Company in making such determination, the Employee agrees to submit to a reasonable number of medical examinations and the Employee hereby authorizes the disclosure and release to the Company of medical information pertaining to the Employee. If, and to the extent that, the Employee receives any payments during the period of her Disability from any Company disability insurance policy, such amounts shall offset any amounts due to the Employee from the Company, so that the total amount paid to the Employee during the period of her Disability does not exceed one hundred percent (100%) of the compensation payable to her under this Agreement.

(b)                                           Death. If the Employee dies during the Term, her employment hereunder shall be deemed to cease as of the date of her death, and all benefits and payments otherwise due her pursuant to Section 7(a) herein, shall be paid to the beneficiary designated by the Employee in a writing delivered to the Company (the “Beneficiary”), or if there be no such designated beneficiary, to her estate.

(c)                                            Termination by the Company for Cause. The Company may terminate the Employee’s employment hereunder for cause. For purposes of this Agreement, “Cause” shall be defined as one or more of the following:

(i)                                     the Employee’s indictment or its equivalent for any crime constituting a felony or commission by Employee of any crime involving theft, fraud, dishonesty or moral turpitude;

(ii)                                  fraud, personal dishonesty, embezzlement, defalcation or acts of intentional misconduct on the part of Employee in the course of her employment with the Company, or any act or omission by the Employee which is, or could reasonably be expected to become, injurious to the financial condition, business or reputation of the Company;

(iii)                               breach by Employee of this Agreement, any other written agreement between the Employee and the Company or any written Company policy, if such breach is not cured by Employee within ten (10) days after written notice from the Company of such breach;

(iv)                              breach of Employee’s fiduciary duty of loyalty to the Company;

(v)                                 failure or refusal by the Employee to follow a lawful directive of the Board, the CEO or the COO; or

(vi)                              gross negligence by the Employee in the performance of, or willful failure or refusal by the Employee to perform, any of Employee’s job duties and responsibilities.

(d)                                           Termination by the Employee for Good Reason. The Employee may terminate her employment at any time upon written notice to the Company for Good Reason. “Good Reason” shall be deemed to exist with respect to any termination of employment by the Employee for any of the following reasons: (i) any material failure by the Company to comply with any material term of this Agreement that is not corrected within 30 days after written notice from the Employee, which notice shall set forth the nature of the breach; (ii) the relocation following a Change of Control of the principal headquarters of the Company (or any successor hereto) to a location outside a radius of fifty (50) miles from Philadelphia, Pennsylvania; or (iii) the demotion of the Employee to a lesser position than described in Section 1 hereof or a substantial diminution of the Employee’s authority, duties or responsibilities as in effect on the date of this Agreement or as hereafter increased; provided, however, that Good Reason shall not include a termination of the Employee’s employment pursuant to Section 6(a), 6(b) or 6(c) hereof or, following a Change of Control of the Company, a reduction in title, position, responsibilities or duties substantially as a result of the Company being acquired and made part of a larger entity or operated as a subsidiary of another entity. For purposes hereof, “Change of Control” shall mean any transaction or series of related transactions: (a) as a result of which the holders of the voting securities of Company outstanding immediately prior to such transaction would not continue to retain directly or indirectly (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity or otherwise), more than 50% of the total voting power represented by the voting securities of Company or the surviving entity outstanding immediately after such transaction or series of transactions; or (b) that constitute the sale, lease, transfer, exchange, exclusive license or other conveyance of all or substantially all of the assets of Company.

Section 7.                                          Effect of Termination of Employment.

(a)                                           Termination by the Company for Cause; Termination by the Employee Without Good Reason; and Termination upon Death or Disability. Upon the Company’s termination of the Employee’s employment hereunder for Cause (as such term is defined in Section 6(c) herein), or upon the Employee’s termination of her employment hereunder without Good Reason (as such term is defined in Section 6(d) herein), or upon the Employee’s Disability (as such term is defined in section 6(a) herein) or death, the Employee shall not be entitled to any Severance Benefits (as such term is defined in Section 7(b) herein), and the Employee shall relinquish any and all rights to any amounts payable and to any benefits otherwise provided for herein, other than: (i) any unpaid portion of the Base Salary payable pursuant to Section 5(a), computed on a pro-rata basis through the date of termination and (ii) payment for any unreimbursed car, travel and/or business expenses through the date of termination.

(b)                                           Termination by the Company without Cause or Termination by the Employee for Good Reason. If the Agreement is terminated without cause by the Company or as a result of the Employee’s termination with Good Reason, the Company shall provide the Employee with: (i) severance in the form of salary continuation (at the Employee’s Base Salary in effect on the date of termination), which shall be paid in accordance with the Company’s regular payroll practices and subject to the applicable withholdings as required by law, for two (2) months (the “Severance Payment”), which Severance Payment is contingent upon the Employee’s execution of a release of claims in a form acceptable to the Company and (ii) payment for any unreimbursed car, travel and/or business expenses (collectively the “Severance Benefits”).

Section 8.                                          Non-Disclosure of Confidential Information.

(a)                                           Definition of Confidential Information. The Parties acknowledge that, in order to permit the Employee to successfully perform the Services for which she was contracted by the Company, it is necessary for the Company to provide the Employee with access to Confidential Information which is essential to the profitable operation of the Company, and which gives the Company a competitive advantage over other firms pursuing related business activities. For purposes of this Section, “Confidential Information” shall mean certain valuable proprietary information and knowledge of certain modes of business operation, including without limitation to all information arising out of or relating to the Company’s business operations or plans; knowledge and information relating to the Company’s trade secrets, patents and copyright material; marketing, financial, research, and sales information; proprietary computer software designs and hardware configurations; new product and service ideas; business, pricing and marketing plans; and customer, prospect, vendor and personnel files. The Employee understands that this description of Confidential Information includes all such information in any and all forms, whether written, oral or electronic, or on a computer, tape, disk or in any other form, and includes all originals, copies, portions, and summaries of all such information.

(b)                                           Use and Disclosure of Confidential Information. The Employee agrees that she shall not, directly or indirectly, at any time, during the Term of this Agreement or at any time thereafter, and without regard to when or for what reason, if any, such relationship shall terminate, use or cause to be used any such Confidential Information, whether acquired prior to or subsequent to the execution of this Agreement, in connection with any activity, business or line of research except the business of the Company, and shall not disclose such Confidential Information to any individual, partnership, corporation, or other entity other than the Company and its stockholders or members or their affiliates unless such disclosure has been specifically authorized in writing by an authorized officer of the Company or except as may be required by any applicable law or by order of a court of competent jurisdiction, a regulatory or self-regulatory body, or a governmental body.

(c)                                            No Removal and Return of Company Property. The Employee agrees not to remove from the Company’s premises any property of the Company including, but not limited to, documents, records, or materials containing any Confidential Information, except as necessary to perform her work for the Company. Upon termination of her employment for any reason and upon request of the Company, the Employee will return all property in her possession, custody, or control belonging to the Company. Property of the Company includes, but is not limited to, the Employee’s work product and the work product of other employees of the Company, as well as all documents, records and materials (whether originals, copies, portions, or summaries) containing any Confidential Information.

(d)                                           No Waiver of Trade Secret Protection. Nothing contained in this Agreement shall be deemed to weaken or waive any rights related to the protection of trade secrets that the Company may have under common law or any applicable statutes.

(e)                                            Inventions and Patents. The Employee acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Companies’ actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by the Employee while employed by the Companies (“Work Product”) belong to the Company. The Employee shall promptly disclose such Work Product to the COO and perform all actions reasonably requested by the Company (whether during or after the Employment Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

Section 9.                                                  Non-Solicitation/Non-Competition. In connection with her employment by the Company, the Employee acknowledges that she shall be given access to Confidential Information and shall assist in building goodwill and customer relationships for the Company. Ancillary to the foregoing and the other agreements of the Parties herein, the Parties agree and stipulate that the protective covenants provided below are fair, reasonable and necessary to protect legitimate interests of the Company; are not against the public interest and do not place an undue burden upon the Employee or unreasonably restrict the Employee’s ability to earn a living or pursue the Employee’s chosen career or profession.

(a)                                           Non-Competition. During the Term and for a period of one (1) year after the Term of this Agreement (the “Restricted Period”), the Employee shall not, without the Company’s prior written consent, directly or indirectly, in any manner or capacity, own, lend money to, acquire or hold any interest in, render services to, act as agent, sales representative or consultant for, be employed by, or otherwise engage in a Competitive Business operating in any location in the United States of America. As used in this Agreement, the term “Competitive Business” means any firm or business organization that competes with the Company or ADAPTIMMUNE LIMITED in the business of developing, designing, testing, marketing, selling, distributing or manufacturing products or services involving the use of T cell receptors in T cell therapy to treat or diagnose human disease .

(b)                                           Agreement Not to Solicit Employees. During the Restricted Period, the Employee shall not, directly or indirectly (through another person, entity or otherwise): (i) solicit, induce or attempt to induce any employee of the Company or ADAPTIMMUNE LIMITED to leave the employ of the Company or ADAPTIMMUNE LIMITED, or in any way interfere with the relationship between the Company or ADAPTIMMUNE LIMITED and any employee thereof, or (ii) hire any person who is/was an employee of the Company or

ADAPTIMMUNE LIMITED, at any time during the Restricted Period as an employee, consultant or otherwise.

(c)                                            Agreement Not to Solicit Others. During the Restricted Period, the Employee shall not directly or indirectly (through another person, entity or otherwise): (i) contact, solicit, accept or help others to solicit or accept, the business of any customer, vendor or client of the Company or ADAPTIMMUNE LIMITED for any reason except for non-competing purposes unrelated to the use of T cell receptors in T cell therapy to treat or diagnose human disease ; or (ii) induce or seek to influence any customer, vendor or client of the Company or ADAPTIMMUNE LIMITED to discontinue, modify or reduce its business relationship with the Company or ADAPTIMMUNE LIMITED for any reason.

(d)                                           Injunctive Relief. The Employee acknowledges and agrees that (i) the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 8 or 9 would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, will be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available in the event of the termination of Employee’s employment with the. Company, (ii) the Employee’s experience and capabilities are such that Employee can obtain employment in a field of employment that would not breach Employee’s covenants under this Agreement, and the enforcement of this Agreement by way of injunction will not cause Employee undue hardship or prevent Employee from earning a livelihood, and (iii) the nature of the Company’s business is worldwide in scope. Employee acknowledges that any claim or cause of action against Company shall not constitute a defense to the enforcement by Company of Employee’s covenants in Section 8 and/or 9 of this Agreement. In the event that Employee violates any of the covenants in this Agreement and the Company prevails in any legal action for injunctive or other relief, the Company shall have the benefit of the full period of the covenants such that the covenants shall have the duration of one year computed from the date the Employee ceased violation of the covenants, either by order of the court or otherwise. In the event that, notwithstanding the foregoing, any of the provisions in the Sections 8 or 9 shall be held to be invalid or unenforceable, the remaining provisions of such Sections shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in such Sections. In the event that any provision of such Sections relating to the time period and/or the areas of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court. In the event of a breach by Employee of any provision of Section 8 or 9 of this Agreement, Company’s obligations under this Agreement shall immediately terminate and Employee shall not be entitled to any additional monetary payments of any kind whatsoever.

Section 10.                                   Remedies for Breach.

(a)                                           Notwithstanding the Company’s foregoing right to obtain injunctive relief in a court of law for any Employee violations of Sections 8 and 9, the Employee and the

Company agree that any claim, controversy or dispute between the Employee and the Company (including without limitation the Company’s affiliates, officers, executives, representatives, or agents) arising out of or relating to this Agreement, the employment of the Employee, the cessation of employment of the Employee, or any matter relating to the foregoing shall be submitted to and settled by arbitration before a single arbitrator in a forum of the American Arbitration Association (“AAA”) located in Philadelphia, Pennsylvania, and conducted in accordance with the National Rules for the Resolution of Employment Disputes. In such arbitration: (i) the arbitrator shall agree to treat as confidential evidence and other information presented by the Parties to the same extent as Confidential Information under this Agreement must be held confidential by the Employee, (ii) the arbitrator shall have no authority to amend or modify any of the terms of this Agreement, and (iii) the arbitrator shall have ten (10) business days from the closing statements or submission of post-hearing briefs by the Parties to render his/her decision.

(b)                                           All AAA-imposed costs of said arbitration, including the arbitrator’s fees, if any, shall be borne by the Company. All legal fees incurred by the Parties in connection with such arbitration shall be borne by the party who incurs them, unless applicable statutory authority provides for the award of attorneys’ fees to the prevailing party and the arbitrator’s decision and award provides for the award of such fees.

(c)                                            Any arbitration award shall be final and binding upon the Parties, and any court having jurisdiction may enter a judgment on the award. The foregoing requirement to arbitrate claims, controversies, and disputes applies to all claims or demands by the Employee, including without limitation, any rights or claims the Employee may have under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1991, the Equal Pay Act, the Family and Medical Leave Act or any other federal, state or local laws or regulations pertaining to the Employee’s employment or the termination of the Employee’s employment,

(d)                                           Thus, all claims must be arbitrated, with the limited exception of claims for violations of Sections 8 and 9 of this Agreement. In the event of an alleged breach of Sections 8 and 9 by the Employee, the Company has the option to elect between arbitration and a judicial forum.

Section 11.                                   Representations of Employee. Employee represents to Company: (a) that there are no restrictions, agreements or understandings, oral or written, to which Employee is a party or by which Employee is bound that prevent or make unlawful Employee’s execution or performance of this Agreement; (b) none of the information supplied by Employee to Company or any representative of Company or placement agency in connection with Employee’s employment by Company misstated a material fact or omitted information necessary to make the information supplied not materially misleading; and (c) Employee does not have any business or other relationship that creates a conflict between the interests of Employee and the Company.

Section 12.                                   Non-Disparagement. Except to the extent required by law or in the context of a legal dispute between the Company and the Employee, each of the Company and the Employee agrees not to make any disparaging comments about the other to a third party.

Section 13.                                   Notices. Notices and other communications hereunder shall be in writing and shall be delivered personally or sent by air courier or first class certified or registered mail, return receipt requested and postage prepaid, addressed as follows:

If to the Employee:

2230 Montrose Street

Philadelphia, PA 19146

If to the Company:

ADAPTIMMUNE LIMITED

57c Milton Park

Abingdon, Oxfordshire

OX14 4RX

United Kingdom

Attention: Helen Tayton-Martin

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All notices and other communications hereunder shall be deemed to have been given on the date of delivery.

Section 14.                                   Miscellaneous.

(a)                                         Binding Agreement. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties hereto and their successors, heirs and legal representatives. If the Employee should die while any amount would still be payable to her hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Beneficiary, or if there be no such designated beneficiary, to her estate.

(b)                                         Assignment. With respect to the Employee, this Agreement is personal in its nature and the Employee shall not assign or transfer this Agreement or any rights or obligations hereunder. With regard to the Company, this Agreement and its rights and obligations herein shall inure to the benefit of, and be binding upon, each successor of the Company, whether by merger, consolidation, recapitalization, transfer of all or substantially all assets, or otherwise.

(c)                                          Governing Law; Jurisdiction. The Parties acknowledge and agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to conflicts of law principles. Further, subject to the restrictions of Section 9(d) hereof, the Parties consent to the jurisdiction and venue of the state and federal courts and arbitration forums located in the Commonwealth of Pennsylvania.

(d)                                         Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

(e)                                            Entire Agreement; Amendments. This Agreement contains the entire agreement between the Parties with respect to the subject matter contained herein and supersedes all prior written or oral agreements between the Company and the Employee. No representations, warranties, covenants or agreements have been made concerning or affecting this Agreement except as are contained herein. This Agreement may not be amended or modified except in a writing signed by both Parties, which writing specifically references this Agreement.

(f)                                             Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original document but all of which shall constitute but one agreement.

(g)                                            Severability. The provisions of this Agreement are severable, and if any clause or provision shall be held to be invalid or unenforceable in whole in part, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, and shall not in any manner affect any other clause or provision of this Agreement.

(h)                                           Advice of Counsel: Negotiated Agreement. The Employee acknowledges that she has had the option to retain independent counsel of her choosing in connection with the negotiation and review of this Agreement. The Employee further agrees that the terms of this Agreement are the result of negotiations between the Parties and there shall be no presumption that any ambiguities in this Agreement should be resolved against any party to this Agreement. Any controversy concerning the construction of this Agreement shall be decided neutrally and without regard to authorship.

(i)                                               Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(j)                                              Representations and Warranties. The Employee warrants and represents to the Company that the execution and delivery by the Employee of this Agreement does not, and the performance by her obligations hereunder shall not: (i) violate any judgment, writ, injunction or order of the court, arbitrator or governmental agency applicable to the Employee; or (ii) conflict with, result in a breach of any provisions of or the termination of, or constitute a default under any agreement to which the Employee is a party or by which the Employee was, is or may be bound.

IN WITNESS WHEREOF, the Parties have duly executed this Employment Agreement as of the date first above written.

GWEN BINDER-SCHOLL		ADAPTIMMUNE LLC

By:	/s/ Gwen Binder-Scholl	By:	/s/ H.K. Tayton-Martin
H.K. Tayton-Martin

Date:	3/1/2011	Title:	Chief Operating Officer

		Date:	1st March 2011

Schedule A

Benefits

•                                          Medical, prescription drug, dental and vision care plans

•                                          Life insurance

•                                          Retirement plan (contributory with match up to 8%)

•                                          Short term sickness and disability insurance